IMMEDIATE RELEASE

TOWNSQUARE REPORTS ALL-TIME HIGH NET REVENUE AND ADJUSTED EBITDA IN 2022

Digital Transformation Evident: 50% of Total Revenue and Adjusted Operating Income
from Digital Sources in 2022, as Digital Revenue Increases +16% YOY

Net Leverage Declines to All-Time Low 4.29x

Announces $0.1875 Dividend Per Share

Purchase, NY – March 9, 2023 - Townsquare Media, Inc. (NYSE: TSQ) (“Townsquare”, the "Company," "we," "us," or "our") announced today its financial results for the fourth quarter and year ended December 31, 2022.

“I am proud to report that Townsquare’s transformation into a Digital First Local Media Company allowed us to deliver record results in 2022 despite a progressively challenging economic landscape. In 2022, we drove net revenue and Adjusted EBITDA to new highs with strong net revenue growth of +11% year-over-year and Adjusted EBITDA growth of +8% year-over-year. In addition, we generated significant cash flow from operations of $50 million, ending the year with over $43 million of cash, and net leverage declined to an all-time low of 4.29x,” commented Bill Wilson, Chief Executive Officer of Townsquare Media, Inc. “2022 was a significant inflection point for our Company. It marked the first year where radio no longer comprised the majority of our revenue and profit, further separating Townsquare from our local media peers, and placing a spotlight on our world-class team and our unique and differentiated strategy, assets, platforms and solutions. Our growth engine has been and will continue to be our digital solutions, which were the primary driver of our 2022 growth. Total digital revenue increased +16% year-over-year (and +12% in the fourth quarter) to $231 million, and total digital Adjusted Operating Income increased +12% year-over-year to $69 million, representing a 30% profit margin. We believe Townsquare’s ability to drive profitable, sustainable digital growth is a key differentiator for our Company, and we reaffirm our expectation that our digital revenue will grow to at least $275 million by 2024.”

Mr. Wilson continued, “We are uniquely positioned as a Digital First Local Media Company focused principally on markets outside of the Top 50 in the United States, with a resilient digital growth engine supported by both a recurring subscription digital marketing solutions business, with a large addressable market and limited competition, and a highly differentiated digital advertising technology platform. We believe that our business model and strategy position us to weather the current economic environment better than most. We will continue to grow and support our local teams during these periods of macroeconomic challenges so that we can continue to be a resource to our local clients and audiences, and be well positioned to capture accelerated growth when economic tailwinds return. Our success has been and will continue to be the result of the Townsquare Team focusing on what we do best: creating high quality, local original content for our audiences and delivering creative and cost-effective marketing solutions for our local clients with strong return on investment.”

The Company also announced today that its Board of Directors approved the initiation of a quarterly cash dividend of $0.1875 per share. The dividend will be payable on May 1, 2023 to shareholders of record as of the close of business on March 27, 2023.

“The Board’s decision to approve a dividend reflects confidence in our current capitalization, the strength of our balance sheet, and our free cash flow generation. Our quarterly cash dividend of $0.1875 per share, or $0.75 per share on an annual basis, commences in May 2023,” concluded Mr. Wilson.

Segment Reporting
We have three reportable operating segments, Subscription Digital Marketing Solutions, Digital Advertising and Broadcast Advertising. The Subscription Digital Marketing Solutions segment includes our subscription digital marketing solutions business, Townsquare Interactive. The Digital Advertising segment, marketed externally as Townsquare Ignite, includes digital advertising on our owned and operated digital properties, our first party data digital management platform and our digital programmatic advertising platform. The Broadcast Advertising segment includes our local, regional, and national advertising products and solutions delivered via terrestrial radio broadcast, and other miscellaneous revenue that is associated with our broadcast advertising platform. The remainder of our business is reported in the Other category, which includes our live events business.

Fourth Quarter Highlights*
•As compared to the fourth quarter of 2021:
•Net revenue increased 8.8%
•Net income increased $2.0 million
•Adjusted EBITDA increased 11.0%
•Total Digital net revenue increased 11.9%
•Subscription Digital Marketing Solutions (“Townsquare Interactive”) net revenue increased 4.4%
•Digital Advertising net revenue increased 16.9%
•Total Digital Adjusted Operating Income increased 20.1%
•Subscription Digital Marketing Solutions Adjusted Operating Income increased 6.4%
•Digital Advertising Adjusted Operating Income increased 28.9%
•Broadcast Advertising net revenue increased 4.0%
•Diluted income per share was $0.20, and Adjusted Net Income per diluted share was $0.66

Full Year Highlights*
•As compared to the year ended December 31, 2021:
•Net revenue increased 10.8%
•Net income decreased $4.4 million
•Adjusted EBITDA increased 8.2%
•Total Digital net revenue increased 16.2%
•Subscription Digital Marketing Solutions net revenue increased 10.5%
•Digital Advertising net revenue increased 20.2%
•Total Digital Adjusted Operating Income increased 12.2%
•Subscription Digital Marketing Solutions Adjusted Operating Income increased 7.0%
•Digital Advertising Adjusted Operating Income increased 15.7%
•Broadcast Advertising net revenue increased 3.8%
•Repurchased aggregate $19.2 million of our 2026 Secured Senior Notes at or below par
•Completed the acquisition of Cherry Creek Broadcasting LLC ("Cherry Creek") for $18.5 million, net of closing adjustments
*See below for discussion of non-GAAP measures.

Guidance
For the first quarter of 2023, net revenue is expected to be between $100.0 million and $102.0 million (-0.2% to +1.8% as compared to the prior year), and Adjusted EBITDA is expected to be between $17.5 million and $18.5 million.

For the full year 2023, net revenue is expected to be between approximately $450 million and $470 million (-2.8% to +1.5% as compared to the prior year), and Adjusted EBITDA is expected to be between approximately $100 million and $110 million.

Quarter Ended December 31, 2022 Compared to the Quarter Ended December 31, 2021

Net Revenue
Net revenue for the three months ended December 31, 2022 increased $9.7 million, or 8.8%, to $120.3 million as compared to $110.6 million in the same period in 2021. Digital Advertising net revenue increased $5.4 million, or 16.9%, and Subscription Digital Marketing Solutions net revenue increased $0.9 million, or 4.4%, as compared to the same period in 2021. Broadcast Advertising net revenue increased $2.3 million, or 4.0%, as compared to the same period in 2021. Other net revenue increased $1.1 million due to an increase in the number of live events. Excluding political revenue of $4.0 million and $1.7 million for the three months ended December 31, 2022 and 2021, respectively, net revenue increased $7.4 million, or 6.8%, to $116.3 million, Digital Advertising net revenue increased $5.2 million, or 16.3%, to $36.8 million, and Broadcast Advertising net revenue increased $0.2 million, or 0.4%, to $55.6 million.

Net Income
Net income for the quarter ended December 31, 2022, increased $2.0 million to $3.9 million, as compared to net income of $1.9 million in the same period last year, primarily due to an income tax benefit, partially offset by non-cash impairment charges. Adjusted Net Income increased $8.5 million, primarily due to a decrease in the provision for income taxes of $6.8 million.

Adjusted EBITDA
Adjusted EBITDA for the three months ended December 31, 2022, increased $2.8 million, or 11.0%, to $28.4 million, as compared to $25.6 million in the same period last year. Adjusted EBITDA (Excluding Political) increased $0.9 million, or 3.7%, to $25.0 million, as compared to $24.1 million in the same period last year.

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

Net Revenue
Net revenue for the year ended December 31, 2022, increased $45.1 million, or 10.8%, to $463.1 million as compared to $418.0 million in 2021. Digital Advertising revenue increased $23.6 million, or 20.2% as compared to 2021 and our Subscription Digital Marketing Solutions revenue increased $8.6 million, or 10.5% as compared to 2021, primarily due to incremental net subscribers of approximately 3,850 for the year ended December 31, 2022. The increase in Broadcast Advertising Revenue of $8.3 million, or 3.8% was due in part to increases in the purchase of new advertising by our clients and an increase in political broadcast advertising revenue of $3.5 million. The increase in Other net revenue of $4.7 million is due to an increase in live events held during 2022. Excluding political revenue of $7.5 million and $3.5 million for the years ended December 31, 2022 and 2021, respectively, net revenue increased $41.1 million, or 9.9% to $455.6 million, Digital Advertising net revenue increased $23.1 million, or 19.7%, to $139.9 million, and Broadcast Advertising net revenue increased $4.8 million, or 2.2%, to $216.8 million.

Net Income
Net income for the year ended December 31, 2022 decreased $4.4 million, or 23.4%, to $14.4 million, as compared to $18.8 million in the same period last year, primarily driven by non-cash impairment charges to our FCC licenses, intangible assets, and investments of $31.1 million, partially offset by an increase in net revenue. Adjusted Net Income increased $24.4 million, primarily driven by the increase in net revenue and a decrease in the provision for income taxes of $16.3 million.

Adjusted EBITDA
Adjusted EBITDA for the year ended December 31, 2022 increased $8.6 million, or 8.2% to $113.7 million, as compared to $105.1 million in the same period last year. Adjusted EBITDA (Excluding Political) increased $5.2 million, or 5.1%, to $107.3 million, as compared to $102.1 million in the same period last year.

Liquidity and Capital Resources
As of December 31, 2022, we had a total of $43.4 million of cash and cash equivalents and $530.8 million of outstanding indebtedness, representing 4.67x and 4.29x gross and net leverage, respectively, based on Adjusted EBITDA for the year ended December 31, 2022, of $113.7 million.

The table below presents a summary, as of March 7, 2023, of our outstanding common stock.

Security	Number Outstanding	Description
Class A common stock	13,051,575	One vote per share.
Class B common stock	815,296	10 votes per share.[1]
Class C common stock	3,461,341	No votes.[1]
Total	17,328,212
[1] Each share converts into one share of Class A common stock upon transfer or at the option of the holder, subject to certain conditions, including compliance with FCC rules.

Conference Call
Townsquare Media, Inc. will host a conference call to discuss certain fourth quarter 2022 financial results and 2023 guidance on Thursday, March 9, 2023 at 8:00 a.m. Eastern Time. The conference call dial-in number is 1-877-407-0784 (U.S. & Canada) or 1-201-689-8560 (International) and the confirmation code is 13736640. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at www.townsquaremedia.com.

A replay of the conference call will be available through March 16, 2023. To access the replay, please dial 1-844-512-2921 (U.S. and Canada) or 1-412-317-6671 (International) and enter confirmation code 13736640. A web-based archive of the conference call will also be available at the above website.

About Townsquare Media, Inc.
Townsquare is a community-focused digital media and digital marketing solutions company with market leading local radio stations, principally focused outside the top 50 markets in the U.S. Our assets include a subscription digital marketing services business, Townsquare Interactive, providing website design, creation and hosting, search engine optimization, social media and online reputation management as well as other digital monthly services for approximately 30,650 SMBs; a robust digital advertising division, Townsquare Ignite, a powerful combination of a) an owned and operated portfolio of more than 400 local news and entertainment websites and mobile apps along with a network of leading national music and entertainment brands, collecting valuable first party data and b) a proprietary digital programmatic advertising technology stack with an in-house demand and data management platform; and a portfolio of 357 local terrestrial radio stations in 74 U.S. markets strategically situated outside the Top 50 markets in the United States. Our portfolio includes local media brands such as WYRK.com, WJON.com and NJ101.5.com, and premier national music brands such as XXLmag.com, TasteofCountry.com, UltimateClassicRock.com, and Loudwire.com. For more information, please visit www.townsquaremedia.com, www.townsquareinteractive.com and www.townsquareignite.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters addressed are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include the impact of general economic conditions in the United States, or in the specific markets in which we currently do business including supply chain disruptions, inflation, labor shortages and the effect on advertising activity, industry conditions, including existing competition and future competitive technologies, the popularity of radio as a broadcasting and advertising medium, cancellations, disruptions or postponements of advertising schedules in response to national or world events, including the COVID-19 pandemic, our ability to develop and maintain digital technologies and hire and retain technical and sales talent, our dependence on key personnel, our capital expenditure requirements, our continued ability to identify suitable acquisition targets, and consummate and integrate any future acquisitions, legislative or regulatory requirements, risks and uncertainties relating to our leverage and changes in interest rates, our ability to obtain financing at times, in amounts and at rates considered appropriate by us, our ability to access the capital markets as and when needed and on terms that we consider favorable to us and other factors discussed in this section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report and under “Risk Factors” in our 2022 Annual Report on Form 10-K, for the year ended December 31, 2022, to be filed with the SEC, as well as other risks discussed from time to time in our filings with the SEC. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. The forward-looking statements included in this report are made only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures and Definitions
In this press release, we refer to Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA (Excluding Political), Adjusted Net (Loss) Income and Adjusted Net Income Per Share which are financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

We define Adjusted Operating Income as operating income before the deduction of depreciation and amortization, stock-based compensation, corporate expenses, transaction costs, business realignment costs, impairment of long-lived assets, intangible assets and investments and net (gain) loss on sale and retirement of assets. We define Adjusted EBITDA as net income before the deduction of income taxes, interest expense, net, (gain) loss on repurchases, extinguishment and modification of debt, transaction and business realignment costs, depreciation and amortization, stock-based compensation, impairment of long-lived assets, intangible assets and investments, net loss (gain) on sale and retirement of assets and other expense (income) net. We define Adjusted EBITDA (Excluding Political) as Adjusted EBITDA less political net revenue, net of a fifteen percent deduction to account for estimated national representative firm fees, music licensing fees and sales commissions expense. Adjusted Net Income is defined as net income before the deduction of transaction and business realignment costs, impairment of long-lived assets, intangible assets and investments, change in fair value of investment, net

(gain) loss on sale and retirement of assets, (gain) loss on repurchases, extinguishment and modification of debt, gain on insurance recoveries and net income attributable to non-controlling interest, net of income taxes. Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding. We define Net Leverage as our total outstanding indebtedness, net of our total cash balance as of December 31, 2022, divided by our Adjusted EBITDA for the twelve months ended December 31, 2022. These measures do not represent, and should not be considered as alternatives to or superior to, financial results and measures determined or calculated in accordance with GAAP. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. You should be aware that in the future we may incur expenses or charges that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP measures may not be comparable to similarly-named measures reported by other companies.

We use Adjusted Operating Income to evaluate the operating performance of our business segments. We use Adjusted EBITDA and Adjusted EBITDA (Excluding Political) to facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance, and to facilitate year over year comparisons, by backing out the impact of political revenue which varies depending on the election cycle and may be unrelated to operating performance. We use Adjusted Net Income and Adjusted Net Income Per Share to assess total company operating performance on a consistent basis. We use Net Leverage to measure the Company’s ability to handle its debt burden. We believe that these measures, when considered together with our GAAP financial results, provide management and investors with a more complete understanding of our business operating results, including underlying trends, by excluding the effects of transaction costs, net (gain) loss on sale and retirement of assets, business realignment costs and certain impairments. Further, while discretionary bonuses for members of management are not determined with reference to specific targets, our board of directors may consider Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA (Excluding Political), Adjusted Net Income, Adjusted Net Income Per Share, and Net Leverage when determining discretionary bonuses.

Investor Relations
Claire Yenicay
(203) 900-5555
investors@townsquaremedia.com

TOWNSQUARE MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in Thousands, Except Share and Per Share Data)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$43,417	$50,505
Accounts receivable, net of allowance of $5,946 and $6,743, respectively	61,234	57,647
Prepaid expenses and other current assets	16,037	12,086
Total current assets	120,688	120,238
Property and equipment, net	113,846	106,717
Intangible assets, net	276,838	278,265
Goodwill	161,385	157,947
Investments	19,106	18,217
Operating lease right-of-use-assets	50,962	42,996
Other assets	1,197	1,437
Restricted cash	496	494
Total assets	$744,518	$726,311
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,127	$5,676
Deferred revenue	10,669	10,208
Accrued compensation and benefits	14,831	14,411
Accrued expenses and other current liabilities	17,876	22,512
Operating lease liabilities, current	9,008	7,396
Accrued interest	15,203	15,754
Total current liabilities	71,714	75,957
Long-term debt, net of deferred financing costs of $6,324 and $8,479, respectively	524,442	541,521
Deferred tax liability	18,748	20,081
Operating lease liability, net of current portion	45,107	38,743
Other long-term liabilities	15,428	425
Total liabilities	675,439	676,727
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 300,000,000 shares authorized; 12,964,312 and 12,573,654 shares issued and outstanding, respectively	130	126
Class B common stock, par value $0.01 per share; 50,000,000 shares authorized; 815,296 and 815,296 shares issued and outstanding, respectively	8	8
Class C common stock, par value $0.01 per share; 50,000,000 shares authorized; 3,461,341 and 3,461,341 shares issued and outstanding, respectively	35	35
Total common stock	173	169
Additional paid-in capital	309,645	302,724
Accumulated deficit	(244,298)	(256,635)
Non-controlling interest	3,559	3,326
Total stockholders’ equity	69,079	49,584
Total liabilities and stockholders’ equity	$744,518	$726,311

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net revenue	$120,276	$110,578	$463,077	$417,957
Operating costs and expenses:
Direct operating expenses, excluding depreciation, amortization, and stock-based compensation	83,350	76,465	324,931	288,302
Depreciation and amortization	5,498	4,552	19,044	19,098
Corporate expenses	8,536	8,546	24,428	24,542
Stock-based compensation	1,367	885	3,797	3,718
Transaction and business realignment costs	2,168	(542)	4,448	5,305
Impairment of long-lived assets, intangible assets and investments	10,917	1,818	31,114	1,913
Net loss (gain) on sale and retirement of assets	63	(12)	(275)	601
Total operating costs and expenses	111,899	91,712	407,487	343,479
Operating income	8,377	18,866	55,590	74,478
Other expense (income):
Interest expense, net	9,790	10,066	39,828	39,846
(Gain) loss on repurchases, extinguishment and modification of debt	—	—	(108)	5,997
Other expense (income), net	158	2,955	2,044	(500)
(Loss) income from operations before tax	(1,571)	5,845	13,826	29,135
Income tax (benefit) provision	(5,503)	3,920	(564)	10,351
Net income	$3,932	$1,925	$14,390	$18,784

Net income attributable to:
Controlling interests	$3,459	$1,448	$12,337	$16,736
Non-controlling interests	$473	$477	$2,053	$2,048

Basic income per share:
Attributable to common shares	$0.20	$0.09	$0.73	$0.90
Attributable to participating shares	$—	$0.09	$—	$0.90

Diluted income per share	$0.20	$0.07	$0.68	$0.79

Weighted average shares outstanding:
Basic attributable to common shares	17,141	16,595	16,991	16,836
Basic attributable to participating shares	—	9	—	1,747
Diluted	17,439	19,757	18,204	21,241

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$14,390	$18,784
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,044	19,098
Amortization of deferred financing costs	1,879	1,731
Non-cash lease expense (income)	11	(186)
Net deferred taxes and other	(1,333)	9,755
Provision for doubtful accounts	3,015	3,921
Stock-based compensation expense	3,797	3,718
(Gain) loss on repurchases, extinguishment and modification of debt	(108)	5,997
Trade activity, net	(4,626)	(10,933)
Impairment of long-lived assets, intangible assets and investments	31,114	1,913
Unrealized loss (gain) on investment	2,073	(132)
Content rights acquired	(19,784)	—
Amortization of content rights	4,315	—
Change in content rights liabilities	16,297	—
Other	(837)	(12)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(7,185)	(3,070)
Prepaid expenses and other assets	(4,719)	1,407
Accounts payable	(1,608)	(3,350)
Accrued expenses	(4,621)	6,947
Accrued interest	(551)	9,404
Other long-term liabilities	(378)	(3,876)
Net cash provided by operating activities - continuing operations	50,185	61,116
Net cash used in operating activities - discontinued operations	—	(33)
Net cash provided by operating activities	50,185	61,083
Cash flows from investing activities:
Payment for acquisition	(18,485)	—
Purchase of property and equipment	(15,828)	(12,423)
Purchase of investments	—	(278)
Purchase of digital assets	(4,997)	—
Proceeds from insurance recoveries	578	362
Proceeds from sale of assets and investment related transactions	968	1,701
Net cash used in investing activities	(37,764)	(10,638)
Cash flows from financing activities:
Repurchase of 2026 Notes	(18,850)	—
Repayment of term loans	—	(272,381)
Repurchase of 2023 Notes	—	(273,416)
Proceeds from the issuance of 2026 Notes	—	550,000
Prepayment fee on 2023 Notes	—	(4,443)
Deferred financing costs	—	(9,177)
Repurchase of Oaktree securities	—	(80,394)
Transaction costs related to Oaktree securities repurchase	—	(1,556)
Proceeds from stock options exercised	790	11,893
Repurchase of stock	(225)	(1,400)
Withholdings for shares issued under ESPP	753	—
Cash distribution to non-controlling interests	(1,820)	(2,216)
Repayments of capitalized obligations	(155)	(79)
Net cash used in financing activities	(19,507)	(83,169)
Cash, cash equivalents and restricted cash:
Net decrease in cash, cash equivalents and restricted cash	(7,086)	(32,724)
Beginning of period	50,999	83,723
End of period	$43,913	$50,999

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in Thousands)

	Twelve Months Ended December 31,
	2022	2021
Supplemental Disclosure of Cash Flow Information:
Cash payments:
Interest	$38,603	$28,701
Income taxes	1,198	595

Supplemental Disclosure of Non-cash Activities:
Investments acquired in exchange for advertising(1)	$4,161	$6,576
Property and equipment acquired in exchange for advertising(1)	1,198	2,522
Investments rights acquired in exchange for advertising	—	79
Accrued capital expenditures	158	99

Supplemental Disclosure of Cash Flow Information relating to Leases:
Cash paid for amounts included in the measurement of operating lease liabilities, included in operating cash flows	$10,909	$10,175
Right-of-use assets obtained in exchange for operating lease obligations	10,944	2,690

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$43,417	$50,505
Restricted cash	496	494
	$43,913	$50,999

(1) Represents total advertising services provided by the Company in exchange for equity interests and property and equipment acquired during each of the years ended December 31, 2022 and 2021, respectively.

TOWNSQUARE MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS BY SEGMENT
(in Thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Subscription Digital Marketing Solutions	$22,381	$21,445	4.4%	$90,402	$81,792	10.5%
Digital Advertising	36,981	31,622	16.9%	140,433	116,874	20.2%
Broadcast Advertising	59,354	57,097	4.0%	223,801	215,519	3.8%
Other	1,560	414	276.8%	8,441	3,772	123.8%
Net revenue	120,276	110,578	8.8%	463,077	417,957	10.8%
Subscription Digital Marketing Solutions Expenses	15,769	15,230	3.5%	64,282	57,374	12.0%
Digital Advertising expenses	24,603	22,022	11.7%	97,667	79,906	22.2%
Broadcast Advertising expenses	41,480	38,685	7.2%	155,349	147,352	5.4%
Other expenses	1,498	528	183.7%	7,633	3,670	108.0%
Direct operating expenses	83,350	76,465	9.0%	324,931	288,302	12.7%
Depreciation and amortization	5,498	4,552	20.8%	19,044	19,098	(0.3)%
Corporate expenses	8,536	8,546	(0.1)%	24,428	24,542	(0.5)%
Stock-based compensation	1,367	885	54.5%	3,797	3,718	2.1%
Transaction and business realignment costs	2,168	(542)	(500.0)%	4,448	5,305	(16.2)%
Impairment of long-lived assets, intangible assets and investments	10,917	1,818	**	31,114	1,913	**
Net loss (gain) on sale and retirement of assets	63	(12)	**	(275)	601	**
Total operating costs and expenses	111,899	91,712	22.0%	407,487	343,479	18.6%
Operating income	8,377	18,866	(55.6)%	55,590	74,478	(25.4)%
Other expense (income):
Interest expense, net	9,790	10,066	(2.7)%	39,828	39,846	**
(Gain) loss on repurchases, extinguishment and modification of debt	—	—	**	(108)	5,997	**
Other expense (income), net	158	2,955	(94.7)%	2,044	(500)	**
(Loss) income from operations before tax	(1,571)	5,845	(126.9)%	13,826	29,135	(52.5)%
Income tax (benefit) provision	(5,503)	3,920	(240.4)%	(564)	10,351	(105.4)%
Net income	$3,932	$1,925	104.3%	$14,390	$18,784	(23.4)%
** not meaningful

The following table presents Net revenue and Adjusted Operating Income by segment, for the three and twelve months ended December 31, 2022, and 2021, respectively (in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Subscription Digital Marketing Solutions	$22,381	$21,445	4.4%	$90,402	$81,792	10.5%
Digital Advertising	36,981	31,622	16.9%	140,433	116,874	20.2%
Digital	59,362	53,067	11.9%	230,835	198,666	16.2%
Broadcast Advertising	59,354	57,097	4.0%	223,801	215,519	3.8%
Other	1,560	414	276.8%	8,441	3,772	123.8%
Net revenue	$120,276	$110,578	8.8%	$463,077	$417,957	10.8%
Subscription Digital Marketing Solutions	$6,612	$6,215	6.4%	$26,120	$24,418	7.0%
Digital Advertising	12,378	9,600	28.9%	42,766	36,968	15.7%
Digital	18,990	15,815	20.1%	68,886	61,386	12.2%
Broadcast Advertising	17,874	18,412	(2.9)%	68,452	68,167	0.4%
Other	62	(114)	**	808	102	**
Adjusted Operating Income	$36,926	$34,113	8.2%	$138,146	$129,655	6.5%
** not meaningful

The following table reconciles Net revenue to Net revenue, excluding political revenue on a GAAP basis by segment for the three and twelve months ended December 31, 2022, and 2021, respectively (in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Subscription Digital Marketing Solutions	$22,381	$21,445	4.4%	$90,402	$81,792	10.5%
Digital Advertising	36,981	31,622	16.9%	140,433	116,874	20.2%
Digital	59,362	53,067	11.9%	230,835	198,666	16.2%
Broadcast Advertising	59,354	57,097	4.0%	223,801	215,519	3.8%
Other	1,560	414	276.8%	8,441	3,772	123.8%
Net revenue	$120,276	$110,578	8.8%	$463,077	$417,957	10.8%
Subscription Digital Marketing Solutions political revenue	—	—	**	—	—	**
Digital Advertising political revenue	204	—	**	501	—	**
Broadcast Advertising political revenue	3,783	1,720	119.9%	7,021	3,498	100.7%
Other political revenue	—	—	**	—	—	**
Political revenue	$3,987	$1,720	131.8%	$7,522	$3,498	115.0%
Subscription Digital Marketing Solutions net revenue (ex. political)	$22,381	$21,445	4.4%	$90,402	$81,792	10.5%
Digital Advertising net revenue (ex. political)	36,777	31,622	16.3%	139,932	116,874	19.7%
Digital net revenue (ex. political)	59,158	53,067	11.5%	230,334	198,666	15.9%
Broadcast Advertising political net revenue (ex. political)	55,571	55,377	0.4%	216,780	212,021	2.2%
Other net revenue (ex. political)	1,560	414	276.8%	8,441	3,772	123.8%
Net revenue (ex. political)	$116,289	$108,858	6.8%	$455,555	$414,459	9.9%
** not meaningful

The following table reconciles on a GAAP basis net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted Net Income for the three and twelve months ended December 31, 2022, and 2021, respectively (in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$3,932	$1,925	$14,390	$18,784
Income tax (benefit) provision	(5,503)	3,920	(564)	10,351
(Loss) Income from operations before taxes	(1,571)	5,845	13,826	29,135
Transaction and business realignment costs	2,168	(542)	4,448	5,305
Impairment of long-lived assets, intangible assets and investments	10,917	1,818	31,114	1,913
Net loss (gain) on sale and retirement of assets	63	(12)	(275)	601
(Gain) loss on repurchases, extinguishment and modification of debt	—	—	(108)	5,997
Change in fair value of investment	139	2,792	2,073	(132)
Gain on insurance recoveries	(126)	—	(578)	(362)
Net income attributable to non-controlling interest, net of income taxes	(473)	(477)	(2,053)	(2,048)
Adjusted net income before income taxes	11,117	9,424	48,447	40,409
Income tax (benefit) provision(1)	(453)	6,320	(1,976)	14,356
Adjusted Net Income	$11,570	$3,104	$50,423	$26,053

Adjusted Net Income Per Share:
Basic	$0.67	$0.19	$2.97	$1.55
Diluted	$0.66	$0.16	$2.77	$1.23

Weighted average shares outstanding:
Basic	17,141	16,595	16,991	16,836
Diluted	17,439	19,757	18,204	21,241
(1) Income tax provision for Q4 2022 was calculated using the December 31, 2022 annual tax rate.

The following table reconciles on a GAAP basis net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA, Adjusted EBITDA (Excluding Political), and Adjusted EBITDA Less Interest, Capex and Taxes for the three and twelve months ended December 31, 2022, and 2021, respectively (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$3,932	$1,925	$14,390	$18,784
Income tax (benefit) provision	(5,503)	3,920	(564)	10,351
Interest expense, net	9,790	10,066	39,828	39,846
(Gain) loss on repurchases, extinguishment and modification of debt	—	—	(108)	5,997
Depreciation and amortization	5,498	4,552	19,044	19,098
Stock-based compensation	1,367	885	3,797	3,718
Transaction and business realignment costs	2,168	(542)	4,448	5,305
Impairment of long-lived assets, intangible assets and investments	10,917	1,818	31,114	1,913
Other (a)	221	2,943	1,769	101
Adjusted EBITDA	$28,390	$25,567	$113,718	$105,113
Political Adjusted EBITDA	(3,389)	(1,462)	(6,394)	(2,973)
Adjusted EBITDA (Excluding Political)	$25,001	$24,105	$107,324	$102,140
Political Adjusted EBITDA	3,389	1,462	6,394	2,973
Net cash paid for interest	(319)	(8)	(38,603)	(28,701)
Capital expenditures	(2,728)	(4,583)	(15,828)	(12,423)
Cash paid for taxes	(149)	39	(1,198)	(595)
Adjusted EBITDA Less Interest, Capex and Taxes	$25,194	$21,015	$58,089	$63,394
(a) Other includes net loss (gain) on sale and retirement of assets and other expense (income), net.

The following tables reconcile Operating income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted Operating Income by segment for the three months ended December 31, 2022, and 2021 (in thousands):

	Three Months Ended December 31, 2022
	Subscription Digital Marketing Solutions	Digital Advertising	Broadcast Advertising	Other	Corporate and Other Reconciling Items	Total
Operating income (loss)	$6,164	$12,212	$2,788	$14	$(12,801)	$8,377
Depreciation and amortization	329	156	4,215	40	758	5,498
Corporate expenses	—	—	—	—	8,536	8,536
Stock-based compensation	119	10	133	1	1,104	1,367
Transaction and business realignment costs	—	—	—	7	2,161	2,168
Impairment of long-lived assets, intangible assets and investments	—	—	10,675	—	242	10,917
Net loss on sale and retirement of assets	—	—	63	—	—	63
Adjusted Operating Income	$6,612	$12,378	$17,874	$62	$—	$36,926

	Three Months Ended December 31, 2021
	Subscription Digital Marketing Solutions	Digital Advertising	Broadcast Advertising	Other	Corporate and Other Reconciling Items	Total
Operating income (loss)	$5,940	$9,517	$13,325	$(162)	$(9,754)	$18,866
Depreciation and amortization	146	72	3,218	40	1,076	4,552
Corporate expenses	—	—	—	—	8,546	8,546
Stock-based compensation	129	11	63	3	679	885
Transaction and business realignment costs	—	—	—	5	(547)	(542)
Impairment of long-lived assets, intangible assets and investments	—	—	1,818	—	—	1,818
Net gain on sale and retirement of assets	—	—	(12)	—	—	(12)
Adjusted Operating Income (Loss)	$6,215	$9,600	$18,412	$(114)	$—	$34,113

The following tables reconcile Operating income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted Operating Income by segment for the year ended December 31, 2022, and 2021 (in thousands):

	Year Ended December 31, 2022
	Subscription Digital Marketing Solutions	Digital Advertising	Broadcast Advertising	Other	Corporate and Other Reconciling Items	Total
Operating income (loss)	$24,359	$42,190	$27,507	$501	$(38,967)	$55,590
Depreciation and amortization	1,240	516	13,818	153	3,317	19,044
Corporate expenses	—	—	—	—	24,428	24,428
Stock-based compensation	521	60	413	9	2,794	3,797
Transaction and business realignment costs	—	—	—	25	4,423	4,448
Impairment of long-lived assets, intangible assets and investments	—	—	26,933	120	4,061	31,114
Net gain on sale and retirement of assets	—	—	(219)	—	(56)	(275)
Adjusted Operating Income	$26,120	$42,766	$68,452	$808	$—	$138,146

	Year Ended December 31, 2021
	Subscription Digital Marketing Solutions	Digital Advertising	Broadcast Advertising	Other	Corporate and Other Reconciling Items	Total
Operating income (loss)	$22,892	$36,426	$52,459	$(204)	$(37,095)	$74,478
Depreciation and amortization	986	489	12,971	167	4,485	19,098
Corporate expenses	—	—	—	—	24,542	24,542
Stock-based compensation	540	53	318	14	2,793	3,718
Transaction and business realignment costs	—	—	—	30	5,275	5,305
Impairment of long-lived assets, intangible assets and investments	—	—	1,818	95	—	1,913
Net loss on sale and retirement of assets	—	—	601	—	—	601
Adjusted Operating Income	$24,418	$36,968	$68,167	$102	$—	$129,655